Exhibit 23.2


               Consent of Ernst & Young LLP, Independent Auditors



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) of LightPath Technologies, Inc. for the registration of 1,758,490 shares of its Class A common stock and to the incorporation by reference therein of our report dated August 2, 1996, with respect to the statements of operations, stockholders' equity (deficiency in net assets), and cash flows of LightPath Technologies, Inc. for the year ended June 30, 1996, included in the Annual Report (Form 10KSB) for the year ended June 30, 1997, filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP

                                                               Ernst & Young LLP

Tucson, Arizona
March 12, 1998